Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made effective as of the 4th day of June, 2015 (the “Effective Date”) between Brooks Automation, Inc. (“Company”) and ______________ (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties” and individually referred to as a “Party.”
WITNESSETH THAT
WHEREAS, the Executive is employed by the Company as an executive of the Company or one or more of the Company’s subsidiaries; and
WHEREAS, the Board of Directors of the Company (the “Board”) has decided that the Company should provide certain compensation and benefits to the Executive in the event that the Executive’s employment is terminated under certain circumstance in connection with a Change in Control (as defined below).
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties agree as follows:

1.
Purpose. The Company desires to retain qualified executives, maintain a stable work environment, and provide economic security to eligible executives in the event of certain terminations of employment. Executives who become concerned about the possibility that the Company may undergo a Change in Control may terminate employment or become distracted. Accordingly, the Board has determined to extend this Agreement to the Executive to minimize the distraction the Executive may suffer from the possibility of a Change in Control.

2.	Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)
“Cause” means (i) the Executive’s willful failure to perform, or serious negligence in the performance of, the Executive’s duties and responsibilities for the Company or any of its subsidiaries that remains uncured, or continues, beyond the fifteenth (15th) day following the date on which the Company gives the Executive notice specifying in reasonable detail the nature of the failure or negligence; (ii) fraud, embezzlement or other dishonesty with respect to the Company or any of its subsidiaries or customers; (iii) conviction of, or a plea of guilty or nolo contendere with respect to, a felony or to any crime (whether or not a felony) that involves moral turpitude; or (iv) breach of fiduciary duty or violation of any covenant of confidentiality, assignment of rights to intellectual property, non-competition or non-solicitation of customers or employees; provided, that if at the time of termination of employment the Executive is party to an employment agreement or similar agreement with the Company or any of its subsidiaries that includes a definition of “Cause”, the definition contained in such employment agreement or similar agreement shall apply for purposes of this Agreement in lieu of the definition set forth above in this Section 2(a).

(b)	“Change in Control” means the occurrence of any of the events described in subsections (A), (B), (C) or (D) below:

(A)	Any Person acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five (35%) percent or more of either

Exhibit 10.2

(x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that for purposes of this subsection (A) the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Employer, or (IV) any Business Combination (but except as provided in subsection (C) below a Business Combination may nevertheless constitute a Change in Control under subsection (C)); and provided further, that an acquisition by a Person of thirty-five percent (35%) percent or more but less than fifty (50%) percent of the Outstanding Company Common Stock or of the combined voting power of the Outstanding Company Voting Securities shall not constitute a Change in Control under this subsection (A) if within fifteen (15) days of the Board’s being advised that such ownership level has been reached, a majority of the “Incumbent Directors” (as hereinafter defined) then in office adopt a resolution approving the acquisition of that level of securities ownership by such Person; or

(B)
Individuals who, as of the Effective Date, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(C)
There is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (x) the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities, as the case may be, (y) unless in connection with such Business Combination a majority of the Incumbent Directors then in office determine that this clause (C)(y) does not apply to such Business Combination, no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty-five (35%) percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination, and (z) at least

Exhibit 10.2

a majority of the members of the Board resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)	The stockholders of the Company approve a complete liquidation or dissolution of the Company;

provided, that if any payment or benefit payable hereunder upon or following a Change in Control would be required to comply with the limitations of Section 409A(a)(2)(A)(v) of the Code and the guidance thereunder in order to avoid an additional tax under Section 409A of the Code, such payment or benefit shall be made only if such Change in Control constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets, described in the final regulations under Section 409A of the Code, or any successor guidance.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)
“Disability” means a physical or mental condition entitling the Executive to benefits under the applicable long-term disability plan of the Company or any of its subsidiaries, or if no such plan exists, a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(e)	“Employer” means the Company and its subsidiaries.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)
“Good Reason” means, without the written consent of the Executive, the occurrence of any of the following during the Protection Period: (i) a material adverse alteration or material diminution in the nature or status of the Executive’s duties or responsibilities with the Company or any subsidiary thereof (other than as a result of the Executive’s physical or mental incapacity that impairs his ability to materially perform his duties or responsibilities and such alteration or diminution lasts only for so long as the Executive’s doctor determines such incapacity impairs the Executive’s ability to materially perform his duties or responsibilities) as an Executive; (ii) a material reduction in base salary or aggregate target bonus; (iii) a material reduction in the aggregate level of employee benefits made available to the Executive when compared to the benefits made available to the Executive immediately prior to the Change in Control, as the case may be; or (iii) a relocation of an Executive’s principal place of business of more than 60 miles which, in each case, is not cured within 30 days following the Company’s or one of its subsidiaries, as applicable, receipt of written notice from Executive describing the event constituting Good Reason. Such notice must be provided within 90 days of the initial existence of the event constituting Good Reason.

(h)	“Person” means any individual, entity or other person, including a group within the meaning of Sections 13(d) or 14(d) (2) of the Exchange Act.

(i)
“Protection Period” means the two (2) year period immediately following a Change in Control; provided, however, that in the case of an Anticipatory Termination, the Protection Period shall also include the six (6) months prior to a Change of Control. For purposes of this Agreement, an “Anticipatory Termination” means a termination of Executive’s employment by the Company or one of its subsidiaries without Cause in anticipation of a Change in Control

Exhibit 10.2

transaction (by reason of the request of the Person(s) (or their representatives) who subsequently acquired control of the Company or otherwise).

(j)	“Qualifying Termination” means a qualifying termination as defined in Section 4.

(k)	“Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h).

3.
Term. The initial term of this Agreement shall extend until September 30, 2019 (the “Initial Term”); provided, however, that this Agreement shall automatically renew for successive additional five (5) year periods (“Renewal Terms”) unless notice of nonrenewal is given by either Party to the other Party at least one year prior to the end of the Initial Term or, if applicable, the then current Renewal Term; and provided, further, that if a Change of Control occurs during the Term, the Term shall automatically extend until the second anniversary of the Change in Control. The Term of this Agreement shall be the Initial Term plus all Renewal Terms and, if applicable, the duration of the Protection Period. At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive. If no Change in Control occurs prior to expiration of the Term or if the Executive Separates from Service before a Change in Control, this Agreement shall automatically terminate without any further action; provided, however, that Section 12 (regarding arbitration) shall continue to apply to the extent the Executive disputes the termination of this Agreement. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration.

4.
Severance Benefits. If, during the Protection Period, the Executive Separates from Service due to termination of employment by the Company and its subsidiaries without Cause or by the Executive due to Good Reason (each, a “Qualifying Termination”), the Executive shall be entitled to the severance benefits set forth in this Section 4. The Executive shall not be entitled to severance benefits under this Agreement upon any other Separation from Service, including a termination of employment by the Company for Cause or due to the Executive’s death or Disability. The payments and benefits provided for under this Section 4 shall be in lieu of any other severance benefits otherwise payable by the Company to the Executive and shall be subject to reduction due to application of the Section 280G Cap as provided under Section 5 below. Payment of the severance benefits, as they may be reduced by the 280G Cap, if applicable, shall commence thirty (30) days after a Qualifying Termination, provided that the Executive has timely executed a release that is not revoked as provided under Section 6 below. No severance benefit shall be paid if the Executive has not timely executed a release under Section 6.

(a)	Salary and Bonus Amount. The Company will commence to pay to the Executive thirty (30) days after a Qualifying Termination a cash amount equal to the product obtained by multiplying:

(i)
the sum of (A) base salary at the annualized rate which was being paid by the Company and/or subsidiaries to the Executive immediately prior to the time of such termination or, if greater, at the time of the Change in Control plus (B) the annual target bonus and/or any other annual cash incentive award opportunity applicable to the Executive at the time of the Qualifying Termination or, if greater, at the time of the Change in Control, by

Exhibit 10.2

(ii)	2.00.

Subject to Section 11(b) (regarding Section 409A matters), such salary and bonus amount shall be paid in substantially equal bi-weekly installments over twenty-four (24) consecutive months in accordance with the Company’s standard payroll practices.

(b)
Payment for Welfare Benefits. The Executive shall be entitled to receive a lump sum cash amount intended to cover the approximate cost of the Company’s portion of the premiums necessary to continue the coverage under the Executive’s medical, dental, life insurance and disability insurance coverages (collectively, the “Welfare Benefits”) as in effect upon Separation from Service for a period of two (2) years following a Qualifying Termination. For avoidance of doubt, medical coverage for this purpose shall include medical coverage provided to members of the Executive’s immediate family under a Company sponsored plan, policy or program at the time of the Executive’s employment termination, and premiums with respect to medical and dental coverage shall be determined using the rate charged for COBRA coverage. The Executive shall be entitled to elect continued Welfare Benefit as is provided under any employee benefit plan, policy or program sponsored by the Company as in effect on the Executive’s Separation from Service, including but not limited to COBRA .

(c)
Equity Awards. The vesting of the Executive’s Equity Awards shall be governed by the terms of the applicable equity incentive plan and the Executive’s award agreements. The term “Equity Award” shall mean stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or any other form of award that is measured with reference to the Company’s common stock.

(d)
Forfeiture and Clawback of Severance Benefits. Notwithstanding anything to the contrary contained in this Agreement, if Executive breaches the terms of any non-competition, non-solicitation, non-hire, confidentiality, trade secret, or assignment of inventions agreement with the Company or any of their affiliates (including but not limited to the Noncompetition Agreement between the Parties dated as of June 4, 2015) (the “Noncompetition Agreement”), then the Board may reduce all or a portion of any payments or benefits otherwise due under this Agreement, and in addition to any other legal or equitable remedies that it may have, seek the forfeiture and return of all or any portion of the payments and benefits previously made prior to the determination by the Board that Executive has violated any such agreement. In addition, any payments and benefits otherwise paid or payable under this Agreement are subject to the Company’s policy on recoupment or clawback as amended from time to time.

5.	Section 280G Restriction. Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply:

(a)
If it is determined that part or all of the compensation and benefits payable to the Executive (whether pursuant to the terms of this Agreement or otherwise) before application of this Section 5 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Executive to incur the 20% excise tax under Section 4999 of the Code, then the amounts otherwise payable to or for the benefit of the Executive pursuant to this Agreement (or otherwise) that, but for this Section 5 would be “parachute payments,” (referred to below as the “Total Payments”) shall either (i) be reduced so that the present value of the Total Payments to be received by the Executive will be equal to three times the “base amount” (as defined under Section 280G of the Code less $1,000 (the “280G

Exhibit 10.2

Cap”), or (ii) paid in full, whichever produces the better after-tax position to the Executive (taking into account all applicable taxes, including but not limited to the excise tax under Section 4999 of the Code and any federal and state income and employment taxes). Any required reduction under clause (i) above shall be made in a manner that maximizes the net after-tax amount payable to the Executive, as reasonably determined by the Consultant.

(b)
All determinations required under this Section 5 shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to the Executive. The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Executive that may be used by the Executive to file the Executive’s federal tax returns.

(c)
To the extent a reduction is required under this Section 5, the Company shall reduce or eliminate payments in accordance with this Section 5 and in a manner consistent with Section 409A of the Code. Any reduction in payments shall occur first with respect to awards that are not subject to Section 409A in the following order: (a) reduction of cash payments, beginning with payments scheduled for the latest distribution date, (b) reduction of vesting acceleration of equity awards, and (c) reduction of other benefits paid or provided to Executive. If after the reduction to zero of the payments described in the preceding sentence, further reductions are required under this Section 5, the Company shall reduce all payments subject to Section 409A of the Code on a pro-rata basis (but not below zero). This Section 5 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlement to any payments or benefits.

(d)	Nothing in this Section 5 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Section 4999 of the Code.

6.
Release. The Executive agrees that the Company will have no obligations to the Executive under Section 4 above until the Executive executes a release in a form acceptable by the Company and, further, will have no further obligations to the Executive under Section 4 if the Executive revokes such release. The Executive shall have 21 days after Separation from Service to consider whether or not to sign the release. If the Executive fails to return an executed release to the Company’s Senior Vice President of Human Resources within such 21 day period, or the Executive subsequently revokes a timely filed release, the Company shall have no obligation to pay any amounts or benefits under Section 4 of this Agreement.

7.
No Interference with Other Vested Benefits. Regardless of the circumstances under which the Executive may terminate from employment, the Executive shall have a right to any benefits under any employee benefit plan, policy or program maintained by the Company which the Executive had a right to receive under the terms of such employee benefit plan, policy or program after a termination of the Executive’s employment without regard to this Agreement. The Company shall within thirty (30) days of Separation from Service (or sooner if required by applicable law) pay the Executive any earned but unpaid base salary and annual bonus, shall promptly pay the Executive for any earned but untaken vacation and shall promptly reimburse the Executive for any incurred but unreimbursed expenses which are otherwise reimbursable under the Company’s expense reimbursement policy as in effect for executives immediately before the Executive’s employment termination.

Exhibit 10.2

8.
Successors. In the event of any merger, consideration, sale of assets or similar corporate transaction, this Agreement shall be binding upon and inure to the benefit of the successors in interest of the Company.

9.
No Mitigation. The Company agrees that the Executive is not required to seek other employment after a Qualifying Termination or to attempt in any way to reduce any amounts payable to the Executive by the Company under Section 4 of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

10.
Payments. All payments provided for in this Agreement shall be paid in cash in the currency of the primary jurisdiction in which the Executive provided services to the Company and its subsidiaries immediately prior to Separation from Service. The Company shall not be required to fund or otherwise segregate assets to ensure payments under this Agreement.

11.	Tax Withholding; Section 409A.

(a)
All payments made by the Company to the Executive or the Executive’s dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(b)
The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A of the Code, or that qualify as “involuntary separation pay” within the meaning of Treasury Regulation § 1.409A-1(b)(9) shall not be treated as deferred compensation unless applicable law requires otherwise. If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A of the Code, such amount shall not be paid unless and until the Executive’s termination of employment also constitutes a Separation from Service. If current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that any payments or benefits due to the Executive hereunder upon the schedule otherwise provided herein would cause the application of an accelerated or additional tax under Section 409A, then, to the extent required to avoid an accelerated or additional tax under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Executive’s Separation from Service shall instead be paid on the first business day after the date that is six (6) months following the Executive’s Separation from Service (or upon such Executive’s death, if earlier) and amounts payable after such six-month period shall be paid in accordance with their original payment schedule. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense or tax was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Executive) during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. Notwithstanding anything herein to the contrary, in no event shall the timing of Executive’s execution of the release described in Section 6, directly or indirectly, result in the Executive designating the calendar year of payment, and

Exhibit 10.2

if a payment that is subject to execution of the general release could be made in more than one taxable year, payment shall be made in the later taxable year. Each payment in a series of payments shall be treated as a “separate payment” for purposes of Section 409A of the Code. No interpretation or amendment of this Agreement shall require the Company to incur any additional costs or to reimburse or indemnify Executive for any taxes, penalties or interest that might be imposed upon the Executive as a result of Section 409A of the Code.

12.	Arbitration.

(a)
The Parties shall submit any disputes arising under this Agreement to an arbitration panel conducting a binding arbitration in Boston, Massachusetts or at such other location as may be agreeable to the Parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect on the date of such arbitration (the “Rules”), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be final and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accountings presented to the arbitrator.

(b)
The Parties agree that the arbitration shall be conducted by one (1) person mutually acceptable to the Company and the Executive, provided that if the Parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association in Suffolk County in the Commonwealth of Massachusetts. Any action to enforce or vacate the arbitrator’s award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law.

(c)
If either Party pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding Party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding anything to the contrary contained in this Agreement, the Company and its subsidiaries shall be entitled to fully enforce their legal and equitable rights (including the right to seek an injunction) under the terms of the Noncompetition Agreement.

(d)
The Executive acknowledges and expressly agrees that this arbitration provision constitutes a voluntary waiver of trial by jury in any action or proceeding to which the Executive or the Company may be parties arising out of or pertaining to this Agreement.

13.	Assignment; Payment on Death.

(a)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s executors, administrators, legal representatives and assigns and the Company and its successors.

(b)
In the event that the Executive becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Executive hereunder and not yet paid to the Executive at the time of the Executive’s death shall be paid to the Executive’s spouse (or, if none, to his estate) in a lump sum. No right or interest to or in any payments shall be assignable by the Executive.

Exhibit 10.2

(c)
No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

14.
Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

15.
Integration. The terms of this Agreement shall supersede any prior agreements, understandings, arrangements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof which have been made by either Party.

16.
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.
If to the Company:
General Counsel
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.
Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

18.
Headings of No Effect. The Section headings contained in this Agreement are included solely for convenience or reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

19.
Not an Employment Contract. This Agreement is not an employment contract and shall not give the Executive the right to continue in employment by Company or any of its subsidiaries for any period of time or from time to time. This Agreement shall not adversely affect the right of the Company or any of its subsidiaries to terminate the Executive’s employment with or without cause at any time.

Exhibit 10.2

20.
Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the choice of law principles thereof).

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized signatory, and the Executive has signed this Agreement.